ADDENDUM NO. 1 TO

AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT

       This Addendum dated as of the 28th day of November, 2012 is entered into by and between Cushing Funds Trust (the “Trust”), a statutory trust duly organized and existing under the laws of the State of Delaware, and Cushing MLP Asset Management, LP, a limited partnership duly organized and existing under the laws of the State of Texas (the “Investment Adviser”).

       WHEREAS, the Trust and the Adviser have entered into an Amended and Restated Investment Management Agreement, dated as of April 2, 2012 (the “Management Agreement”) pursuant to which the Trust appointed the Adviser to act as investment adviser to certain Funds established as separate series of the Trust; and

       WHEREAS, each Fund for which the Investment Adviser serves as investment adviser is set forth on Appendix A to the Management Agreement; and

       WHEREAS, pursuant the Trust has notified the Adviser that it is establishing The Cushing Renaissance Advantage Fund (the “New Series”) as a new series of the Trust and that it desires to retain the Investment Adviser to act as the investment adviser therefore, and the Investment Adviser has notified the Trust that it is willing to serve as investment adviser to the New Series;

       NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

       1.           Appointment.  The Trust hereby appoints the Investment Adviser to act as investment adviser to the New Series for the period and on the terms set forth in the Management Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth in the Management Agreement with respect to the New Series for the compensation herein provided.

       2.           Appendix A.  Appendix A to the Management Agreement is hereby amended and restated as attached hereto.  Upon the effectiveness of the Management Agreement with respect to the New Series, the term “Fund” as used in the Management Agreement shall be deemed to include The Cushing Renaissance Advantage Fund.

       3.           Miscellaneous. Except to the extent supplemented hereby, the Management Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

       IN WITNESS WHEREOF, the parties to have executed and delivered this Addendum No. 1 to the Management Agreement as of the date first above written.

CUSHING FUNDS TRUST

By:	/s/ Jerry V. Swank
Name: Jerry V. Swank
Title: President

CUSHING MLP ASSET MANAGEMENT, LP

By:	/s/ Jerry V. Swank
Name: Jerry V. Swank
Title: Managing Partner

Appendix A

Fund	Annual Percentage Rate

The Cushing MLP Premier Fund	1.10%
The Cushing Royalty Energy Income Fund	1.35%
The Cushing Renaissance Advantage Fund	1.25%

Exhibit A last amended on:

November 28, 2012

835870-CHISR01A - MSW